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                                                                    EXHIBIT 99.1

                                [ASHWORTH LOGO]

                               Contact: Randall L. Herrel, Sr. - Chairman & CEO
                               (760) 929-6142
                               Terence Tsang - EVP & COO/CFO
                               (760) 929-4611

                               Investor Relations: Jim White
                               Kehoe, White & Co., Inc.
                               (562) 437-0655


   ASHWORTH, INC ACQUIRES GEKKO BRANDS, LLC (THE GAME(R) AND KUDZU(R) BRANDS),
                       A LEADING MANUFACTURER OF HEADWEAR

 ACQUISITION ENHANCES THE COMPANY'S MULTI-BRAND MULTI-CHANNEL BUSINESS STRATEGY

                  -     EXPECTED TO ADD OVER $30 MILLION IN ANNUAL REVENUE

                  -     EXPECTED TO BE ACCRETIVE IN FISCAL 2004

CARLSBAD, CALIFORNIA, July 7, 2004 - Ashworth, Inc. (NASDAQ: ASHW), a leading golf inspired sportswear company, today announced it has acquired Gekko Brands, LLC ("Gekko"), a leading designer, producer and distributor of headwear and apparel under The Game(R) and Kudzu(R) brands. This strategic acquisition provides for additional growth in new, quality channels of distribution for the Ashworth(R) and Callaway Golf apparel brands as well as further growth from The Game and Kudzu brands' sales into the Company's current distribution channels.

The Game brand products are marketed primarily under licenses to over 1,000 colleges and universities, as well as to the PGA TOUR, resorts, entertainment complexes and sporting goods dealers that serve the high school and college markets. The Game brand is one of the leading headwear brands in the College/Bookstore distribution channel. The Kudzu(R) brand products are sold into the NASCAR/racing markets and through outdoor sports distribution channels, including fishing and hunting.

The acquisition enhances Ashworth, Inc.'s multi-brand, multi-channel, global business model in several ways. The transaction increases the Company's channels of distribution from three to six and increases the number of brands that can be sold into each distribution channel while leveraging existing channel relationships, sales forces and expertise. The Game management and its sales forces will sell Ashworth and Callaway Golf apparel into their existing college bookstores and sporting goods dealer distribution channels. Additionally, Kudzu management will sell Ashworth inspired apparel into the corporate NASCAR/racing channels. The Game design team will also develop a new line of Ashworth and Callaway Golf apparel headwear, which will be sold by the Company's existing sales forces in the US, Europe and Canada into its green grass, retail and corporate distribution channels.
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Gekko Brands, LLC achieved sales of $32 million in its fiscal year ended
December 31, 2003. Ashworth, Inc. reported revenues of $150 million for its fiscal year ended October 31, 2003. Ashworth, Inc. believes the acquisition will be accretive to earnings starting in fiscal 2004. The purchase price for the acquisition was $24 million consisting of $23 million in cash at the time of closing plus a $1 million promissory note. Up to an additional $6.5 million in cash will be paid to the remaining partners of The Game/Kudzu management if the subsidiary achieves specific EBIT and other operating targets over the next four years or through fiscal 2008.

To finance this acquisition, the Company has established a 5-year bank facility comprised of a $20 million term loan and a $35 million line of credit. This new secured facility replaced the Company's prior $55 million bank facility.

Randall L. Herrel, Chairman and CEO of Ashworth, Inc., commented, "Gekko is a terrific fit with our organization from a strategic and financial standpoint. The organization is an aggressive, energetic and entrepreneurial company with a reputation for providing high quality products with innovative logo designs, which fits with the Ashworth culture. We see tremendous future synergies. The transaction brings to Ashworth the opportunity to enter into new channels of distribution with its apparel brands as well as enhance the Ashworth and Callaway Golf apparel product categories in their existing channels of distribution. The Game and Kudzu brands are very well respected in their distribution channels for quality, service and innovative design. The Game brand specifically has broad appeal across many types of sports and may provide for even broader distribution in the future. Gekko's management team also has incredibly strong relationships with its core customers."

Neil Stillwell, founder of The Game, commented, "We are excited to be partnering with Ashworth, Inc., which has two of the best brands in its industry. We believe our designers can create new and innovative headwear for both of these brands and we can also help make the Ashworth and Callaway Golf apparel brands leaders in the collegiate and high school team sports markets. Ashworth can also help us in further developing our apparel lines for our distribution channels."

Terence Tsang, Executive Vice President, Chief Operating and Financial Officer of Ashworth stated, "This transaction meets most of our acquisition criteria, which include leadership in a niche market, diversified distribution channels, brand extensions, apparel related products, good management team, and strong financial metrics."

Investors and all others are invited to listen to a conference call discussing this acquisition and related matters, today at 11:30 a.m. Eastern Time. The call will be broadcast over the Internet and can be accessed by visiting the Company's investor information page at www.ashworthinc.com. An online replay will be available until July 16, 2004. Additionally, a 48-hour telephone replay will be accessible by calling (877) 519-4471 for domestic callers and (973) 341-3080 for international callers; enter pass code 4933804.

ASHWORTH, INC. is a designer of men's and women's golf-inspired lifestyle sportswear distributed domestically and internationally in golf pro shops, resorts, upscale department and specialty stores and to corporate customers. Ashworth products include three main brand extensions. Ashworth Collection(TM) is a range of upscale sportswear designed to be worn on and off course. Ashworth Authentics(TM) showcases the most popular items from the Ashworth line. Ashworth Weather Systems(R) utilizes technology to create a balance between fashion and function in a variety of climatic conditions. Callaway Golf is a trademark of Callaway Golf Company.
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Ashworth, Inc., 2765 Loker Avenue West, Carlsbad, CA 92008 is an Official
Licensee of Callaway Golf Company.

To learn more, please visit our Web site at www.ashworthinc.com.

This press release contains forward-looking statements related to the Company's market position, finances, operating results, marketing plans and strategies. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the timely development and acceptance of new products, as well as strategic alliances, the integration of the Company's recent acquisition, the impact of competitive products and pricing, the success of the Callaway Golf apparel product line, the preliminary nature of bookings information, the ongoing risk of excess or obsolete inventory, the potential inadequacy of booked reserves, the timely completion and successful operation of the new distribution facility in Oceanside, CA, and other risks described in Ashworth, Inc.'s SEC reports, including the report on Form 10-K for the year ended October 31, 2003 and Form 10-Q's filed thereafter.